Exhibit 99.1

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

Castle Brands Announces Fiscal 2011 First Quarter Results

NEW YORK, NY, August 12, 2010 – Castle Brands Inc. (NYSE Amex: ROX), a developer and international marketer of premium and super-premium branded spirits and wine, today reported financial results for the three months ended June 30, 2010.

In the fiscal 2011 first quarter, the Company had net sales of $6.1 million, a 4.4% increase from the prior year period. Net loss from operations was $1.7 million for the three months ended June 30, 2010, an improvement of 11.3% from $2.0 million for the comparable fiscal 2010 period. The Company had a net loss attributable to common shareholders of $1.7 million, or $(0.02) per basic and diluted share, in the fiscal 2011 first quarter, compared to a net loss attributable to common stockholders of $0.6 million or $(0.01) per basic and diluted share, in the comparable fiscal 2010 period. The fiscal 2011 first quarter results included a foreign exchange gain of $58,000 due to a stronger U.S. dollar as compared to a gain of $1.0 million in the prior year period. The fiscal 2010 first quarter results included a pre-tax, non-cash gain of $270,000 from the exchange of an outstanding 3% note payable for common shares.

U.S. case sales were 45,842 nine liter cases in the fiscal 2011 first quarter as compared to 47,878 cases in the prior year period. International case sales were 12,968 cases in the fiscal 2011 first quarter as compared to 13,791 cases in the prior year period. Total case sales for the fiscal 2011 first quarter were 58,810 cases as compared to 61,669 cases in the prior year period. First quarter 2011 case sales included sales of the Company’s Jefferson’s Reserve Presidential Select Bourbon (launched August 2009) and Betts & Scholl wines (acquired September 2009).

Richard J. Lampen, President and Chief Executive Officer of Castle Brands, said, “We remain focused on growing our premium brands and supporting our agency relationships while controlling costs, and I am pleased with the progress we are making, Our June 2010 repurchase of approximately 3.8 million shares of Castle Brands common stock and our new 2.5 million share stock repurchase program demonstrate our confidence in the Company’s future.”

John Glover, Castle Brands’ Chief Operating Officer, added, “We continue to focus sales and marketing efforts on our more profitable brands such as Gosling’s rum and Jefferson’s bourbon. We believe our efforts to support our existing agency brands, while also pursuing new agency relationships will benefit our operations in future quarters.”

About Castle Brands Inc.

Castle Brands is a developer and international marketer of premium and super premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’sTM, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Boru® Vodka, Pallini® LimoncelloTM, RaspicelloTM and PeachcelloTM, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Betts & SchollTM wines, Celtic Crossing® Liqueur, Brady’s® Irish Cream, A. De Fussigny Cognacs, Travis Hasse’s Original® Liqueurs and TierrasTM tequila. Additional information concerning the company is available on the company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2010, filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
	2010	2009
Sales, net*	$6,110,495	$5,854,226
Cost of sales*	3,884,551	3,960,292
Reversal of provision for obsolete inventory	(24,589)	(415,072)

Gross profit	2,250,533	2,309,006

Selling expense	2,511,453	2,679,490
General and administrative expense	1,244,999	1,374,084
Depreciation and amortization	235,731	219,372

Loss from operations	(1,741,650)	(1,963,940)

Other income	957	2
Other expense	—	(10,212)
Foreign exchange gain	57,515	1,041,953
Interest (expense) income, net	(25,543)	18,781
Gain on exchange of 3% note payable	—	270,275
Income tax benefit	37,038	37,038

Net loss	(1,671,683)	(606,103)
Net (income) loss attributable to noncontrolling interests	(51,125)	47,110

Net loss attributable to common shareholders	$(1,722,808)	$(558,993)

Net loss per common share, basic and diluted, attributable to common shareholders	$(.02)	$(.01)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	108,103,518	101,708,944

* Sales, net and Cost of sales include excise taxes of $1,060,396 and $1,174,604 for the three-months ended June 30, 2010 and 2009, respectively.